Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Summit Hotel Properties, Inc.:
We consent to the use of our report dated August 6, 2010, with respect to the consolidated balance sheet of Summit Hotel Properties, Inc. as of July 12, 2010, included herein, and to the reference to our firm under the heading “Experts” in the prospectus.
/s/ KPMG LLP
Omaha, Nebraska
December 1, 2010